Exhibit 10.12

ESTRELLA BIOPHARMA, INC.
OPTION GRANT NOTICE
(2022 EQUITY INCENTIVE PLAN)

Estrella Biopharma, Inc. (the “Company”), pursuant to its 2022 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares in the capital of the Company set forth below (this “Option”). This Option is subject to all of the terms and conditions as set forth herein and in the US Option Agreement, the Plan, and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the US Option Agreement will have the same definitions as in the Plan or the US Option Agreement. If there is any conflict between the terms herein and the Plan, the terms of the Plan will control.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Ordinary Shares Subject to Option:
Exercise Price (US$ Per Share):
Total Exercise Price (US$):
Expiration Date:

Type of Grant:	□ Incentive Share Option[1]	□ Nonstatutory Share Option

Exercise Schedule:	□ Same as Vesting Schedule	□ Early Exercise Permitted

Vesting Schedule:	25% of the shares shall vest on the first anniversary of the Vesting Commencement Date; the balance of the shares vest in a series of thirty-six (36) successive equal monthly installments measured from the first anniversary of the Vesting Commencement Date, provided that the Optionholder continues to provide Continuous Services (as defined in the Plan) to the Company as of any each relevant vesting date.

Payment:	By one or a combination of the following methods (as such methods are described in the US Option Agreement):

☐ By cash or check ☐ Pursuant to a Regulation T Program if the Shares are publicly traded ☐ By delivery of already-owned shares if the Shares are publicly traded ☐ By net exercise[2]

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Option Grant Notice, the US Option Agreement and the Plan. Optionholder acknowledges and agrees that this Option Grant Notice and the US Option Agreement may not be modified, amended or revised except in writing signed by Optionholder and a duly authorized officer of the Company. Optionholder further acknowledges that as of the Date of Grant, this Option Grant Notice, the US Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of shares of the Company and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) options previously granted and delivered to Optionholder under the Plan, and (ii) the agreement between the Optionholder and the Company listed below only.

Other Agreements:

Estrella Biopharma, Inc.	Optionholder:

By:_______________________________________
Name:	Signature

Title:
Date:_____________________________	Date:______________________

Attachments: US Option Agreement, 2022 Equity Incentive Plan and Notice of Exercise

[1]	If this is an Incentive Share Option, it (plus other outstanding Incentive Share Options) cannot be first exercisable for more than US$100,000 in value (measured by exercise price) in any calendar year. Any excess over US$100,000 is a Nonstatutory Share Option.
[2]	An Incentive Share Option may not be exercised by a net exercise arrangement.

ATTACHMENT I

ESTRELLA BIOPHARMA, INC.
2022 EQUITY INCENTIVE PLAN

US OPTION AGREEMENT

Pursuant to your Option Grant Notice (“Grant Notice”) and this US Option Agreement, Estrella Biopharma, Inc. (the “Company”) has granted you an Option under its 2022 Equity Incentive Plan (the “Plan”) to purchase the number of Ordinary Shares indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The Option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in this US Option Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this US Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The details of your Option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1.             VESTING. Your Option will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Continuous Service.

2.             NUMBER OF SHARES AND EXERCISE PRICE. The number of Ordinary Shares subject to your Option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments.

3.             EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES. If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your Option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant.

4.             EXERCISE PRIOR TO VESTING (“EARLY EXERCISE”). If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates “Early Exercise Permitted”) and subject to the provisions of your Option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your Option, to exercise all or part of your Option, including the unvested portion of your Option; provided, however, that:

(a)       a partial exercise of your Option will be deemed to cover first vested Ordinary Shares and then the earliest vesting installment of unvested Ordinary Shares;

(b)       any Ordinary Shares so purchased from installments that have not vested as of the date of exercise will be subject to the purchase option in favor of the Company as described in the Company’s form of Early Exercise Share Purchase Agreement;

(c)       you will enter into the Company’s form of Early Exercise Share Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

(d)       if your Option is an Incentive Share Option, then, to the extent that the aggregate Fair Market Value (determined at the Date of Grant) of the Ordinary Shares with respect to which your Option plus all other Incentive Share Options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000), your Option(s) or portions thereof that exceed such limit (according to the order in which they were granted) will be treated as Nonstatutory Share Options.

5.             METHOD OF PAYMENT. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:

(a)       Provided that at the time of exercise the Ordinary Shares are publicly traded, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Ordinary Shares, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.

(b)       Provided that at the time of exercise the Ordinary Shares are publicly traded, by delivery to the Company (either by actual delivery or attestation) of already-owned Ordinary Shares that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your Option, will include delivery to the Company of your attestation of ownership of such Ordinary Shares in a form approved by the Company. You may not exercise your Option by delivery to the Company of Ordinary Shares if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s shares.

(c)       If this Option is a Nonstatutory Share Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Ordinary Shares issued upon exercise of your Option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment. Ordinary Shares will no longer be outstanding under your Option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to the “net exercise,” (ii) are delivered to you as a result of such exercise, and (iii) are withheld to satisfy your tax withholding obligations.

6.             WHOLE SHARES. You may exercise your Option only for a whole number of Ordinary Shares.

7.              SECURITIES LAW COMPLIANCE. In no event may you exercise your Option unless the Ordinary Shares issuable upon such exercise are then registered under the Securities Act or under the applicable laws of another jurisdiction under which such securities may be listed, or if not registered, the Company has determined that such exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your Option also must comply with all other applicable laws and regulations governing your Option, including those of the United States, the State of Delaware and your country of residence, and you may not exercise your Option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable). You understand that the Company is under no obligation to register or qualify the Ordinary Shares with any securities commission (including U.S. Securities and Exchange Commission) or to seek approval or clearance from any governmental authority for the issuance or sale of the shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and the Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

8.             TERM. You may not exercise your Option before the Date of Grant or after the expiration of the Option’s term. The term of your Option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:

(a)       immediately upon the termination of your Continuous Service for Cause;

(b)       three (3) months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 8(d) below); provided, however, that if during any part of such three (3) month period your Option is not exercisable solely because of the condition set forth in the Section above relating to “Securities Law Compliance,” your Option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; provided further, if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant, and (iii) you have vested in a portion of your Option at the time of your termination of Continuous Service, your Option will not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant, and (B) the date that is three (3) months after the termination of your Continuous Service, and (y) the Expiration Date;

(c)       twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 8(d)) below;

(d)       eighteen (18) months after your death if you die either during your Continuous Service

(e)       within three (3) months after your Continuous Service terminates for any reason other than Cause or your death or Disability;

(f)       the Expiration Date indicated in your Grant Notice; or

(g)       the day before the tenth (10th) anniversary of the Date of Grant.

If your Option is an Incentive Share Option, note that to obtain the federal income tax advantages associated with an Incentive Share Option, the Code requires that at all times beginning on the Date of Grant and ending on the day three (3) months before the date of your Option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your Option under certain circumstances for your benefit but cannot guarantee that your Option will necessarily be treated as an Incentive Share Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your Option more than three (3) months after the date your employment with the Company or an Affiliate terminates.

9.             EXERCISE.

(a)       You may exercise the vested portion of your Option (and the unvested portion of your Option if your Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, share plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.

(b)       By exercising your Option you agree that, as a condition to any exercise of your Option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your Option, (ii) the lapse of any substantial risk of forfeiture to which the Ordinary Shares are subject at the time of exercise, or (iii) the disposition of Ordinary Shares acquired upon such exercise.

(c)       If your Option is an Incentive Share Option, by exercising your Option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the Ordinary Shares issued upon exercise of your Option that occurs within two (2) years after the Date of Grant or within one (1) year after such Ordinary Shares are transferred upon exercise of your Option.

(d)       By exercising your Option you agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any Ordinary Shares or other securities of the Company held by you, for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or under the applicable laws of another jurisdiction under which such securities may be listed or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation (the “Lock-Up Period”); provided, however, that nothing contained in this section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or any underwriters of the Company’s shares that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your Ordinary Shares until the end of such period. You also agree that any transferee of any Ordinary Shares or other securities) of the Company held by you will be bound by this Section 9(d). The underwriters of the Company’s shares are intended third party beneficiaries of this Section 9(d) and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

(e)       You agree, with effect from the date of the exercise of your Option, to be bound by the terms of any and all Shareholders Agreements as if the same were set forth herein and will observe and discharge the terms and conditions of such Shareholders Agreements in all respects as if you had been a party thereto, and you shall be deemed to be comprised in the expressions “the holder of Ordinary Shares” and the “parties” as therein mentioned. By exercising your Option you agree that, as a condition to any exercise of your Option, the Company may require you to execute and deliver a deed of adherence to any Shareholders Agreement and require you to represent and warrant that you have the capacity to enter into, exercise your rights and lawfully perform and comply with the terms of any Shareholders Agreement; and that your obligations under any Shareholders Agreement are valid and binding upon you. The agreement set forth in this Section 8(c) is supplemental to and, except only where the context does not so admit, shall be construed as one and interpreted in accordance with any Shareholders Agreement and subject only to the agreements and variations herein expressly agreed and declared. All other conditions, covenants, provisions, powers and terms contained or subsisting in any Shareholders Agreement shall remain in full force and effect and shall be read and construed and be enforceable as if the agreements and variations herein were inserted therein by way of addition or substitution, as the case may be, and nothing herein shall affect or impair any Shareholders Agreement or its enforceability. For purposes of this US Option Agreement, the “Shareholders Agreement(s)” shall mean any and all agreements between the Company and all or certain shareholders of the Company that may be entered into from time to time, and/or one or more agreements among the Company, you and other parties thereto in such form determined from time to time by the Company in its sole discretion, that include terms and conditions that provide or impose in respect of the Company and/or any shareholders restrictions and obligations with respect to the transfer or voting of equity securities of the Company and such other terms and conditions as the Board may require, if any, including any amendment or supplement to or restatement of any such agreement from time to time.

10.           TRANSFERABILITY. Except as otherwise provided in this Section 10, your Option is not transferable, except by Will or by the laws of descent and distribution, and is exercisable during your life only by you.

(a)       Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer your Option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the Option is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.

(b)       Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your Option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this Option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement. If this Option is an Incentive Share Option, this Option may be deemed to be a Nonstatutory Share Option as a result of such transfer.

(c)       Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this Option and receive the Ordinary Shares or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this Option and receive, on behalf of your estate, the Ordinary Shares or other consideration resulting from such exercise.

11.           RIGHT OF FIRST REFUSAL. Ordinary Shares that you acquire upon exercise of your Option are subject to any right of first refusal that may be described in the Company’s memorandum or articles of association or other constitutional or governance documents (including any Shareholders Agreement) in effect at such time the Company elects to exercise its right. Any Company right of first refusal will expire on the first date upon which then Ordinary Shares (or any other securities issued in exchange for or upon conversion of the Ordinary Shares)is listed (or approved for listing) upon notice of issuance on a national securities exchange or quotation system.

12.           RIGHT OF REPURCHASE. To the extent provided in the Company’s memorandum or articles of association or other constitutional or governance documents (including any Shareholders Agreement) in effect at such time the Company elects to exercise its right, the Company will have the right to repurchase all or any part of the Ordinary Shares you acquire pursuant to the exercise of your Option.

13.           OPTION NOT A SERVICE CONTRACT. Your Option is not an employment or service contract, and nothing in your Option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of, or as a provider of services to, the Company or an Affiliate, or of the Company or an Affiliate to continue your employment or to continue to engage you to provide services. In addition, nothing in your Option will obligate the Company or an Affiliate, their respective shareholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or, a member of the board of directors of, or a Consultant, for the Company or an Affiliate.

14.           WITHHOLDING OBLIGATIONS.

(a)       At the time you exercise your Option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your Option.

(b)       If this Option is a Nonstatutory Share Option, then upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested Ordinary Shares otherwise issuable to you upon the exercise of your Option a number of whole Ordinary Shares hare having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your Option as a liability for financial accounting purposes). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your Option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of Ordinary Shares acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your Option. Notwithstanding the filing of such election, Ordinary Shares shall be withheld solely from fully vested Ordinary Shares determined as of the date of exercise of your Option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

(c)       You may not exercise your Option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your Option when desired even though your Option is vested, and the Company will have no obligation to issue any Ordinary Shares (or any certificate therefor) or release such Ordinary Shares from any escrow provided for herein, if applicable, unless such obligations are satisfied.

15.           TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your Option or your other compensation. In particular, you acknowledge that this Option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per Ordinary Share on the Date of Grant and there is no other impermissible deferral of compensation associated with the Option. Because the Ordinary Shares are not traded on an established securities market, the Fair Market Value is determined by the Board, perhaps in consultation with an independent valuation firm retained by the Company. You acknowledge that there is no guarantee that the Internal Revenue Service will agree with the valuation as determined by the Board, and you will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that the valuation determined by the Board is less than the “fair market value” as subsequently determined by the Internal Revenue Service.

16.           PERSONAL DATA. You understand that your Employer, if applicable, the Company, and/or its Affiliates hold certain personal information about you, including but not limited to your name, home address, telephone number, date of birth, social security or equivalent tax identification number, salary, nationality, job title, and details of your Option (the “Personal Data”). Certain Personal Data may also constitute “Sensitive Personal Data” or similar classification under applicable local law and be subject to additional restrictions on collection, processing and use of the same under such laws. Such data include but are not limited to Personal Data and any changes thereto, and other appropriate personal and financial data about you. You hereby provide express consent to the Company or its Affiliates to collect, hold, and process any such Personal Data and Sensitive Personal Data. You also hereby provide express consent to the Company and/or its Affiliates to transfer any such Personal Data and Sensitive Personal Data outside the country in which you are employed or retained, including transfers to the United States. The legal persons for whom such Personal Data are intended are the Company, any broker company, registered office provider, or professional adviser providing services to the Company in connection with the administration of the Plan or the Company. You have been informed of your right to access and correct your Personal Data and/or Sensitive Personal Data by applying to the Company representative identified on the Grant Notice.

17.           ADDITIONAL ACKNOWLEDGEMENTS. You hereby consent and acknowledge that:

(a)       Participation in the Plan is voluntary and therefore you must accept the terms and conditions of the Plan and this US Option Agreement as a condition to participating in the Plan and receipt of your Option.

(b)       The Plan is discretionary in nature and the Company can amend, cancel, or terminate it at any time in its sole discretion.

(c)       Your Option and any other Share Awards under the Plan are voluntary and occasional and do not create any contractual or other right to receive future awards or other benefits in lieu of future awards, even if similar awards have been granted repeatedly in the past.

(d)       All determinations with respect to any such future awards, including, but not limited to, the time or times when such awards are made, the size of such awards and performance and other conditions applied to the awards, will be at the sole discretion of the Company.

(e)       The value of your Option is an extraordinary item of compensation, which is outside the scope of your employment, service contract or consulting agreement, if any. This Share Award shall not form part of any past, current or future entitlement to remuneration or benefits which you may have under any contract of employment, service contract or consulting agreement with the Company or Affiliate nor form any part of any such contract of employment, service contract or consulting agreement between you and the Company or any Affiliate.

(f)       Your Option, and any income derived therefrom are a potential bonus payment not paid in lieu of any cash salary compensation and not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement benefits or similar payments.

(g)       In the event of the involuntary termination of your Continuous Service, your eligibility to receive payments under this Share Award or the Plan in respect of the unvested portion of your Share Award, if any, will terminate effective as of the date that you are no longer actively employed or retained regardless of any reasonable notice period mandated under local law, except as expressly provided in this US Option Agreement.

(h)       The future value of your Option is unknown and cannot be predicted with certainty. You do not have, and will not assert, any claim or entitlement to compensation, indemnity or damages arising from the termination of your Option or diminution in value of your Option and you irrevocably release the Company, its Affiliates and, if applicable, your Employer, if different from the Company or any Affiliate, from any such claim that may arise.

(i)       For purposes of this US Option Agreement, your Continuous Service will be considered terminated as of the date you are no longer actively providing services to the Company or an Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any), and unless otherwise expressly provided in the Agreement or determined by the Company, (i) your right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any); and (ii) the period (if any) during which you may exercise the Option after such termination of your Continuous Service will commence on the date you cease to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any; the Board or its duly authorized designee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of your Option (including whether you may still be considered to be providing services while on a leave of absence).

(j)       Neither the Company, the Employer nor any Affiliate of the Company shall be liable for any foreign exchange rate fluctuation that may affect the value of the Option or of any amounts due to you pursuant to the exercise of the Option or the subsequent sale of any Ordinary Shares acquired upon exercise.

(k)       The Plan and this US Option Agreement set forth the entire understanding between you, the Company and any Affiliate regarding your Option and supersedes all prior oral and written agreements pertaining to your Option.

18.           NOTICES. Any notices provided for in your Option, this US Option Agreement or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan, this US Option Agreement and your Option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting your Option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

19.           GOVERNING PLAN DOCUMENT. Your Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your Option and those of the Plan, the provisions of the Plan will control.

20.           EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

21.           VOTING RIGHTS. You will not have voting or any other rights as a shareholder of the Company with respect to the shares to be issued pursuant to this US Option Agreement. Nothing contained in this US Option Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

22.           SEVERABILITY. If all or any part of this US Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this US Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this US Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

23.           WAIVER. You acknowledge that a waiver by the Company of breach of any provision of the US Option Agreement shall not operate or be construed as a waiver of any other provision of the US Option Agreement, or of any subsequent breach of the US Option Agreement.

24.           GOVERNING LAW. The grant of the Option and the provisions of this US Option Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions. You and the Company each hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the State of Delaware.

25.           LANGUAGE. If you have received this US Option Agreement, or any other document related to the Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

26.          IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any Ordinary Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to provide additional information and documentation and / or sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

27.           MISCELLANEOUS.

(a)       The rights and obligations of the Company under your Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)       You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Option.

(c)       You acknowledge and agree that you have reviewed this US Option Agreement and the Plan in their entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Option, and fully understand all provisions of this US Option Agreement, the Plan and your Option.

(d)       This US Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e)       All obligations of the Company under the Plan and this US Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

* * *

This US Option Agreement will be deemed to be signed by you upon the signing by you of the Option Grant Notice to which it is attached.

ATTACHMENT II

2022 EQUITY INCENTIVE PLAN

ATTACHMENT III

NOTICE OF EXERCISE

Estrella Biopharma, Inc.

Date of Exercise:

Ladies and Gentlemen:

This constitutes notice under my Option that I elect to purchase the number of Ordinary Shares of Estrella Biopharma, Inc. (the “Company”) for the price set forth below (all amounts are in US dollars).

Type of option (check one):	Incentive ☐	Nonstatutory ☐

Option dated:

Number of Ordinary Shares as to which
option is exercised:

Certificates to be
issued in name of:

Total exercise price:	$ ___________________

Cash, check, bank draft or money order
delivered herewith:	$ ___________________

Regulation T Program (cashless
exercise):	$ ___________________

Value of___________ shares of the
Company delivered herewith[3]:	$ ___________________

Value of__________ shares of the
Company pursuant to net exercise[1]:	$ ___________________

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Estrella Biopharma, Inc. 2022 Equity Incentive Plan, (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this Option, and (iii) if this exercise relates to an incentive share option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the shares of the Company issued upon exercise of this Option that occurs within two (2) years after the date of grant of this Option or within one (1) year after such shares are issued upon exercise of this Option.

[3]	Shares must meet the public trading requirements set forth in the option. Shares must be valued in accordance with the terms of the option being exercised, and must be owned free and clear of any liens, claims, encumbrances or security interests. Certificates must be endorsed or accompanied by an executed assignment separate from certificate.
[4]	Estrella Biopharma, Inc. must have established net exercise procedures at the time of exercise in order to utilize this payment method.

I hereby make the following certifications and representations with respect to the number of shares of the Company listed above (the “Shares”), which are being acquired by me for my own account upon exercise of this Option as set forth above:

I acknowledge that the Shares have not been registered or qualified under the Securities Act of 1933 as amended (the “Securities Act”), or other applicable securities laws on the ground that the sale of the Shares is exempt from such registration or qualification. I further acknowledge that the Shares are deemed to constitute “restricted securities” under Rule 701 and Rule 144 promulgated under the Securities Act. I warrant and represent to the Company that I have no present intention of distributing or selling said Shares, except as permitted under the Securities Act and any other applicable securities laws and any applicable state securities laws and applicable securities laws of any other jurisdiction.

I further acknowledge that I will not be able to resell the Shares for at least ninety (90) days after the shares of the Company becomes publicly traded (i.e., subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934) under Rule 701 and that more restrictive conditions apply to affiliates of the Company under Rule 144.

I further acknowledge that all certificates representing any of the Shares subject to the provisions of this Option shall have endorsed thereon appropriate legends reflecting the foregoing limitations, as well as any legends reflecting restrictions pursuant to the Company’s memorandum and articles of association and other constitutional and governance documents (including any Shareholder Agreements) and/or applicable securities laws.

I further agree that, if required by the Company (or a representative of the underwriters) in connection with the first underwritten registration of the offering of any securities of the Company under the Securities Act or under the applicable laws of another jurisdiction under which such securities may be listed, I will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any shares or other securities of the Company for a period of one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or under the applicable laws of another jurisdiction under which such securities may be listed, or such longer period as necessary to permit compliance with NASD Rule 2711 or NYSE Member Rule 472 and similar rules and regulations (the “Lock-Up Period”). I further agree to execute and deliver such other agreements as may be reasonably requested by the Company and/or any underwriter(s) that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such period.

Very truly yours,

Address: